Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

MSC Industrial Direct Co. Inc., a New York corporation (the “Company”), and Eileen McGuire, an individual (“Executive”), have entered into this Separation Agreement and General Release (this “Separation Agreement”) this 13th day of January, 2014, which is the date of the last signature hereto. In consideration of the mutual promises contained in this Separation Agreement, the parties agree as follows:

1.           Resignations; Retirement From Employment; Transition Period.

(a)           The Company and Executive hereby agree that Executive’s employment with the Company shall terminate effective February 28, 2014 (the “Separation Date”). Executive shall resign from her position as Executive Vice President, Human Resources of the Company, as well as all other positions that Executive may hold as an officer and/or director of any of the Company's subsidiaries or affiliates or as a fiduciary of any benefit plans of the Company and its subsidiaries, effective as of the Separation Date. Executive will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize the resignation of such positions. In accordance with its regular payroll practices, after the Separation Date, the Company will pay Executive all earned but unpaid salary earned by Executive through the Separation Date, and compensation for all accrued but unused vacation days. In addition, the Company will reimburse Executive for all business expenses incurred on behalf of the Company through the Separation Date, in accordance with the Company’s policies with respect to the reimbursement of expenses.

(b)           During the period commencing on the date hereof through the Separation Date (the “Transition Period”) (i) Executive shall be entitled to continue to receive a base salary at a rate equal to her current base salary rate of $328,313, payable in accordance with the Company’s regular payroll practices, and (ii) Executive (and her eligible beneficiaries) shall be entitled to continue to participate in all retirement savings, medical, dental, life insurance and other employee welfare plans in which she (and/or her eligible beneficiaries) currently participates, all to the extent Executive remains eligible under the terms of such plans and subject to the terms and conditions of such plans as may be in effect from time to time. During the Transition Period, Executive shall continue to be an “at will” employee and will continue to be subject to all Company policies and other agreements binding on Executive.

2.           Payments and Other Consideration. If Executive executes and does not revoke this Separation Agreement during the revocation period described in Section 19 hereof and if Executive re-signs this Separation Agreement on or within twenty-one (21) days following the Separation Date and does not revoke this Separation Agreement during the revocation period described in Section 19 hereof (the “Second Revocation Period”), Executive will be entitled to the following payments and benefits, subject to compliance by Executive with the terms and conditions of this Separation Agreement, including without limitation, the terms and conditions set forth in Sections 5 and 6 hereof, as well as all Company policies and other agreements binding on Executive, including the Company’s Executive Incentive Compensation Recoupment Policy (which shall remain applicable to Executive in accordance with its terms), the Incentive Plan (as hereinafter defined) and the stock options and restricted stock awards granted under the Incentive Plan. Executive acknowledges and agrees that under the terms of this Separation Agreement, she is receiving consideration beyond that which she would otherwise be entitled and which, but for the mutual covenants set forth in this Separation Agreement, the Company would not otherwise be obligated to provide. It is expressly acknowledged and agreed that if Executive revokes this Separation Agreement during either of the revocation periods described in Section 19 hereof, all provisions of this Separation Agreement shall be null and void ab initio and Executive shall not be entitled to any of the payments or other benefits provided in this Separation Agreement:

(a)           During the three years beginning on the day after the Separation Date, the Company will pay Executive a total of $1,060,460.00, in seventy-eight (78) equal biweekly installments in accordance with the Company’s normal payroll practices. The first of these payments (which will include any installments that otherwise would have been made prior to the end of the Second Revocation Period) shall be made on the Company’s first regular payroll date after the Second Revocation Period.

(b)           During the three years beginning on the day after the Separation Date, the Company will pay Executive a special payment of $500,000.00 as recognition of Executive’s long-standing tenure and contribution. This special payment shall be made in seventy-eight (78) equal biweekly installments in accordance with the Company’s normal payroll practices. The first of these payments (which will include any installments that otherwise would have been made prior to the end of the Second Revocation Period) shall be made on the Company’s first regular payroll date after the Second Revocation Period.

(c)           The Company will pay Executive 50% of the full annual incentive bonus, if any, that Executive would have received in respect of the Company’s fiscal year 2014 based upon the Company’s actual performance, to be determined and paid on the same basis and at the same time as for other executives of the Company.

(d)           If Executive timely elects under the provisions of COBRA to continue her group health plan coverage that was in effect on the date of this Separation Agreement, Executive will receive continuation of such coverage at the Company’s expense for a period of 18 months from the Separation Date, provided that Executive continues to be eligible for COBRA coverage.

(e)           Executive has been granted stock options and restricted stock awards under the Company’s 2005 Omnibus Incentive Plan (the “Incentive Plan”). Attached as Schedule A to this Separation Agreement is a summary of Executive’s outstanding stock options and restricted stock awards. All unvested stock options shall be accelerated as of the end of the Second Revocation Period and all vested stock options will be exercisable in accordance with the Incentive Plan for a period of 30 days following the Separation Date (subject to tolling for any period during which the trading window is closed). Such restricted stock (“Restricted Stock”) will continue to vest as provided in Schedule A. Any stock options that are vested and exercisable as of the Separation Date and any stock options accelerated as of the end of the Second Revocation Period may not be exercised prior to the Company’s first open trading window following the Separation Date.

(f)           During the three years beginning on the day after the Separation Date, Executive will have the right to continue using the vehicle leased by the Company for use by Executive and the Company shall continue to (i) make the monthly lease payments under the automobile lease for the benefit of Executive and (ii) pay for or reimburse, as applicable, the automobile insurance, fuel and repairs and maintenance on such vehicle, to the extent and subject to the terms and conditions in effect immediately prior to Executive’s termination of employment; provided that Executive shall continue to be bound by and shall observe all agreements and conditions relating to the use of such vehicle as in effect immediately prior to her termination of employment; provided further that any payments for or reimbursements of any lease payments, automobile insurance, fuel and repairs and maintenance incurred with respect to such vehicle in 2014 will be made no later than March 15, 2015. At the end of the aforesaid three-year period, Executive may purchase the vehicle from the Company at the vehicle’s then current “blue book” value.

(g)           Within thirty days after the Second Revocation Period, the Company will pay Executive $120,000 on account of anticipated relocation expenses.

3.           General Release of Claims; No Admission.

(a)           In consideration for the payments and benefits set forth in Sections 1(b) and 2 above, Executive on her own behalf and on behalf of her heirs, personal representatives, successors and assigns, does hereby forever release, remise and discharge the Company and its subsidiaries and affiliates, and each of their past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively referenced herein as “Releasees”) from any and all claims, claims for relief, demands, actions, causes of action, fees and liabilities of any kind or description whatsoever, known or unknown, suspected or unsuspected, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Executive now has, has had, or may hereafter have against any of the Releasees (i) from the beginning of time through the date upon which Executive signs this Separation Agreement, and/or (ii) arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (A) Executive’s employment by the Company and its subsidiaries and affiliates, (B) Executive’s service as an officer or key employee, as the case may be, of the Company and its subsidiaries and affiliates, (C) any transaction prior to the date upon which Executive signs this Separation Agreement and all effects, consequences, losses and damages relating thereto, (D) the services provided by Executive to the Company and its subsidiaries and affiliates, or (E) Executive’s termination of employment with the Company under the common law or any federal or state statute, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991, as amended; the False Claims Act, 31 U.S.C.A. § 3730, as amended, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Older Workers’ Benefit Protection Act of 1990, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The Lilly Ledbetter Fair Pay Act; The Genetic Information Nondiscrimination Act; The National Labor Relations Act; The Family and Medical Leave Act of 1993, as amended; The Civil Rights Act of 1866, as amended; The North Carolina Handicapped Persons Protection Act, N.C. Gen. Stat. §§ 168A-1, et seq.; N.C. Equal Employment Practices Act, N.C. Gen. Stat. § 143.421, et seq.; N.C. Retaliatory Employment Discrimination Act, N.C. Gen. Stat. §§ 95-240, et seq.; N.C. Military Affairs Act, N.C. Gen. Stat. 127B, et seq.; and Parental Leave For School Involvement Law, N.C. Gen. Stat. § 95-28-3; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation, ordinance or executive order; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

(b)           Notwithstanding the foregoing, nothing in this Separation Agreement shall release or waive any rights or claims Executive may have: (i) under this Separation Agreement; (ii) for indemnification under any written indemnification agreement by and between Executive and the Company and/or under applicable law or the Company’s charter or bylaws; (iii) under any applicable insurance coverage(s); (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans applicable to Executive; or (v) for unemployment or state disability insurance benefits or participation in group benefit plans under COBRA. In addition, nothing in this Separation Agreement shall preclude Executive from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission or the equivalent state agency or otherwise complying with any legal requirements. However, while Executive may file a charge and participate in any proceeding conducted by the Equal Employment Opportunity Commission or the equivalent state agency, by signing this Separation Agreement, Executive waives any right to bring a lawsuit against the Company or any of the Releasees and waives any right to any individual monetary recovery in any action or lawsuit initiated by the Equal Employment Opportunity Commission or equivalent state agency.

(c)           In addition, for the purpose of implementing a full and complete release and discharge of each and all of the Releasees, Executive expressly acknowledges that this Separation Agreement is intended to include and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor at the time Executive signed this Separation Agreement and this Separation Agreement contemplates the extinguishment of all such claims.

(d)           Executive represents that Executive has not assigned or otherwise transferred any interest in any claim that is the subject of this Separation Agreement.

4.           Affirmations.

(a)           Executive affirms that she has not filed or caused to be filed, and is not presently a party to any claim, complaint, or action against the Company or any of its subsidiaries or affiliates in any forum. Executive furthermore affirms that Executive has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Executive disclaims and waives any right of reinstatement with the Company.

(b)           Executive represents that she is not aware, to the best of Executive’s knowledge, of any conduct on Executive’s part or on the part of the Company, any subsidiary or affiliate of the Company, or any other director, officer or employee of the Company or any of its subsidiaries or affiliates that violated any law or otherwise exposed the Company or any of its subsidiaries or affiliates to any liability, whether criminal or civil, whether to any government, individual or other entity.

5.           Restrictive Covenants.

(a)           Confidentiality. Executive will not, at any time, use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive’s duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by law or legal process, provided that, prior written notice of such required disclosure is provided to the Company and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made. As used in this Separation Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in the Company’s business, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public. Confidential Information includes, without limitation, information relating to the Company’s products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulas, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personal information and information contained in manuals or memoranda. Confidential Information also includes proprietary and/or confidential information of the Company’s customers, suppliers and trading partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise. Executive agrees to treat all such customer, supplier or trading partner information as Confidential Information hereunder.

(b)           Non-competition. Executive agrees that for a period of two years after the Separation Date, Executive will not directly or indirectly, whether as an executive, officer, director, owner, shareholder, partner, associate, employee, consultant, advisor, contractor, joint venturer, manager, agent, representative or otherwise, work for a Competitor (as defined below) in any capacity that would involve: (a) the same or substantially similar functions or responsibilities to those Executive performed for the Company within two years before the Separation Date; or (b) supervision over the same or substantially similar responsibilities to those Executive performed for the Company within two years before the Separation Date; or (c) assisting a Competitor in decisions that involve or affect the same or a substantially similar area of operations to those Executive was involved in with the Company within two years before the Separation Date. For purposes of this Separation Agreement, a “Competitor” is any person (or branch, office or operation thereof) that engages in business that is competitive with the business activities of the Company through, but not limited to: (i) selling maintenance, repair and operating (MRO) supplies to North American businesses; (ii) selling metalworking supplies to North American businesses; (iii) providing indirect materials management services to North American businesses; (iv) aggregating information regarding indirect materials for the purpose of conducting business-to-business Internet commerce with North American businesses; or (v) indirect materials procurement services to North American businesses, provided, however, that a person shall not be deemed a Competitor unless the aggregate revenue of such person for its most recently completed fiscal year that is attributable to the categories of products and services set forth in clauses (i) through (v) above equals more than 5% of the aggregate amount of consolidated revenue that the Company derived from such categories of products and services during its most recently completed fiscal year. The Competitors for purposes of this Separation Agreement include, but are not limited to, the following companies and all their affiliates: Applied Industrial Technologies, BlackHawk Industrial Distribution, Inc., Fastenal Company, The Hagemeyer Group, including Hagemeyer North America, Inc. and all Hagemeyer operating companies, Industrial Distribution Group, Inc., and all affiliates specialty distributors, Lawson Products, Inc., McMaster-Carr Supply Company, Motion Industries, Inc., W.W. Grainger, Inc., and Wesco International, Inc.

(c)           Non-solicitation. Executive agrees that for a period of three years from the Separation Date, Executive will not (a) in any capacity employ or solicit for employment, or recommend that another person employ or solicit for employment, any person who is then, or was at any time during the twelve (12) months immediately preceding the Separation Date, an Associate, sales representative or agent of the Company or any present or future subsidiary or affiliate of the Company; or (b) on behalf of herself, or any other person, firm or corporation, solicit any customer of the Company or any of its affiliates with whom Executive had contact while working for the Company; nor will Executive in any way, directly or indirectly, for herself, or for any other person, firm, corporation or entity, divert, or take away any customer of the Company or its affiliates with whom Executive has had contact. For purposes of this paragraph, the term “contact” shall mean engaging in any communication, whether written or oral, with the customer or a representative of the customer, or obtaining any information with respect to such customer or customer representative.

(d)           Non-disparagement. Neither party will, at any time, take any action or make any public statement, including, without limitation, statements to individuals, subsequent employers, vendors, clients, customers, suppliers or licensors or the news media, that would disparage, defame or place in a negative light, the other party, any of its subsidiaries or affiliates, or any of their respective officers, directors, shareholders, employees, successors, business services or products; provided that nothing herein shall restrict either party from making statements in good faith that are required by applicable law (including a Form 8-K to be filed by the Company reporting Executive’s resignation and this Separation Agreement) or by order of any court of competent jurisdiction.

(e)           Cooperation. Executive agrees to make herself reasonably available to the Company to respond to requests for information concerning litigation, regulatory inquiry or investigation, involving facts or events relating to the Company that may be within Executive’s knowledge, and with respect to transition matters. Executive will cooperate fully with the Company in connection with any pending or future litigation or investigatory matter brought by or against the Company to the extent that the Company reasonably deems Executive’s cooperation necessary or advisable. Executive acknowledges that such cooperation may include, but shall in no way be limited to, Executive being available for an interview with the Company or any of the other Releasees, or any of their attorneys or agents, providing to any of them upon their request any documents in Executive’s possession or under Executive’s control that may relate to the litigation or investigatory matter, and upon their request providing truthful sworn statements in connection with the litigation or investigatory matter. The Company will reimburse Executive for her reasonable out-of-pocket expenses incurred in connection with fulfilling Executive’s obligations under this Section 5(e).

(f)           For purposes of paragraphs 5(a) through (e) of this Separation Agreement, “the Company” includes MSC Industrial Direct Co., Inc., and all of its subsidiaries and affiliates.

6.           Return of Personal Property. Executive promises to return to the Company no later than the Separation Date all items of Company property in Executive’s possession or control, including any items containing Confidential Information and any tangible property including all automobiles, laptops, computers, PDAs, Blackberries, Smartphones, credit cards, entry cards, identification badges and keys.

7.           Notices. All notices, demands, consents or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Separation Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

To the Company:

MSC Industrial Direct Co., Inc.

75 Maxess Road

Melville, New York 11747-3151

Attention: General Counsel

Facsimile: (516) 812-1175

To Executive:

At the address contained in the Company’s personnel records provided that Executive may change her address at any time by giving the Company notice of such change in accordance with the notice provision of this Separation Agreement.

8.           Governing Law; Arbitration. This Separation Agreement shall be governed by and construed and enforced according to the laws of the State of New York, without regard to conflicts of laws principles thereof, unless preempted by federal law. Subject to the arbitration provisions in the following paragraph, the parties agree that the state and federal courts located in the State of New York, County of Suffolk, shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Separation Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process; and (e) waive the right, if any, to a jury trial.

Any claims arising under or related to the Separation Agreement shall be settled by binding arbitration pursuant to the rules of the American Arbitration Association under its Employment Arbitration Rules or such other rules as to which the parties may agree.  The arbitration shall take place in in the Borough of Manhattan in the City of New York, within 30 days following service of notice of such dispute by one party on the other.  The arbitration shall be conducted before a panel of three arbitrators, one to be selected by each of the parties and the third to be selected by the other two.  The panel of arbitrators shall have no authority to order a modification or amendment of the Separation Agreement.  Except as provided below, Executive and the Company agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising under the Separation Agreement.  The parties expressly waive the right to a jury trial, and agree that the arbitrators’ award shall be final and binding on both parties, and shall not be appealable and may be filed with the clerk of one or more courts, state or federal, having jurisdiction over the party against whom such award is rendered or such party’s property as a basis of judgment and of the issuance of execution for its collection.  The Company and Executive agree that the sole disputes that are excepted from this paragraph are any actions seeking injunctive relief from a court of competent jurisdiction regarding enforcement and application of Sections 5 and 6 of this Separation Agreement, which actions may be brought in addition to, or in place of, an arbitration proceeding in accordance with the first paragraph of this Section 8.

9.           Nonadmission of Wrongdoing. The parties agree that neither this Separation Agreement nor the furnishing of the consideration set forth herein shall be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind, or any obligation by the Company to make any payments referenced herein.

10.           Amendment; Waiver. This Separation Agreement may not be modified, altered or changed except upon express written consent of both of the parties. The failure of any party to insist upon the performance of any of the terms and conditions in this Separation Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Separation Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Separation Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

11.           Entire Agreement; No Representations. This Separation Agreement sets forth the entire agreement between the parties hereto and supersedes any prior agreements or understandings between the parties concerning the subject matter of this Separation Agreement, except as otherwise provided in this Separation Agreement. Each party acknowledges that such party has not relied on any representations, promises, or agreements of any kind made to such party in connection with the other party’s decision to enter into this Separation Agreement, except for those set forth in this Separation Agreement.

12.           Severability. The parties agree that if any provision of this Separation Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term, or provision shall be deemed not to be part of this Separation Agreement.

13.           Withholding for Taxes. The Company may withhold from any amounts payable hereunder all federal, state, city or other taxes as shall be required to be withheld pursuant to any applicable law or government regulation or ruling. Upon execution of this Separation Agreement, Executive shall be responsible to remit to the Company all applicable withholding taxes in respect of the Restricted Stock.

14.           Binding Effect; Assignment. This Separation Agreement will inure to the benefit of and be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including, without limitation, any successor to the Company. The parties represent and warrant that they have not transferred or assigned to any person or entity any rights or obligations herein. This Separation Agreement is not assignable by either party without the prior written consent of the other, except that the Company may assign this Separation Agreement to any assignee of or successor to substantially all of the business or assets of the Company or any direct or indirect subsidiary thereof without prior written consent of Executive.

15.           Counterparts. This Separation Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

16.           Section 409A.

(a)           To the extent applicable, amounts and other benefits payable under this Separation Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A, including the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same (collectively, “Section 409A”) in accordance with one or more of the exemptions available under Section 409A. In this regard, each such payment hereunder that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii) shall be deemed a separate payment for purposes of Section 409A.

(b)           To the extent applicable, it is intended that this Separation Agreement comply with the provisions of Section 409A. This Separation Agreement shall be administered and interpreted in a manner consistent with this intent.

(c)           Executive is a “specified employee,” determined pursuant to procedures adopted by the Company in compliance with Section 409A, on the date of her separation from service and therefore to the extent necessary to comply with Section 409A, amounts payable to Executive hereunder are to be paid or made available on the earlier of (a) the first business day after the expiration of six (6) months from the date of Executive’s separation from service and (b) Executive’s death.

(d)           For purposes of Section 409A, any payments or benefits provided under this Separation Agreement shall be separate payments and not one of a series of payments. Additionally, the following rules shall apply to any obligation to reimburse an expense or provide an in-kind benefit that is nonqualified deferred compensation within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e)           The Company neither represents nor warrants the tax treatment under any federal, state, local or foreign laws or regulations thereunder (collectively, the “Tax Laws”) of any payments or benefits provided by this Separation Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

17.           Captions; Drafter Protection. This Separation Agreement’s headings and captions are provided for reference and convenience only, and will not be employed in the construction of this Separation Agreement. It is agreed and understood that the general rule pertaining to construction of contracts, that ambiguities are to be construed against the drafter, shall not apply to this Separation Agreement.

18.           Consultation with Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Separation Agreement, and Executive has had an opportunity to consult with an attorney, (b) Executive has carefully read and fully understands all of the provisions of this Separation Agreement, (c) Executive is entering into this Separation Agreement, including the releases set forth in Section 3, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) Executive would not be entitled to any of the benefits described in Sections 1(b) and 2 in the absence of this Separation Agreement.

19.           Revocation. Executive acknowledges that (i) Executive has been given twenty-one (21) calendar days to consider the terms of this Separation Agreement, although Executive may sign it sooner and (ii) Executive will have twenty-one (21) calendar days to consider re-signing this Separation Agreement following the Separation date, although Executive may re-sign it sooner. In the event the Executive elects to sign or re-sign this Separation Agreement prior to the end of either or both of these twenty-one (21) calendar day periods, Executive agrees that it is a knowing and voluntary waiver of her right to wait the full twenty-one (21) days. Executive will have seven (7) calendar days from the date on which Executive signs this Separation Agreement to revoke Executive’s consent to the terms of this Separation Agreement and seven (7) calendar days from the date on which Executive re-signs this Separation Agreement to revoke Executive’s consent to her reaffirmation that the releases and waivers encompass all conduct during the Transition Period. Such revocation must be in writing and sent by hand delivery or facsimile to MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747-3151, Attention: General Counsel, Fax: 516-812-1175. Notice of such revocation must be received within the seven (7) calendar day periods referenced above. In the event of such revocation by Executive, Executive will not have any rights under Sections 1(b) and 2 of this Separation Agreement, provided further that in the event Executive revokes this Separation Agreement within seven (7) calendar days from the date on which Executive first signs this Separation Agreement, this Separation Agreement will not become effective.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement on the respective dates set forth below.

COMPANY:

MSC INDUSTRIAL DIRECT CO., INC.

Dated: January 13, 2014	By:	/s/ Erik Gershwind
	Name: Title:	Erik Gershwind President and Chief Executive Officer

EXECUTIVE:

Dated: January 13, 2014	/s/ Eileen McGuire
Eileen McGuire, an individual

BY SIGNING THIS SEPARATION AGREEMENT AND GENERAL RELEASE (SECOND SIGNING), THE UNDERSIGNED AGREES THAT THE GENERAL RELEASE OF CLAIMS IN SECTION 3 HEREOF ENCOMPASSES ALL CONDUCT DURING THE TRANSITION PERIOD AND THE COMPLETION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY.

EXECUTIVE:

Eileen McGuire, an individual

Dated: _______ __, 2014

Schedule A

Option Awards

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price
Grant Date	Exercisable	Unexercisable	($)	Vesting Schedule
10/16/2008	5,000	-	38.07	n/a
10/13/2009	18,928	-	44.17	n/a
10/19/2010	12,278	4,093	54.52	100% as of end of Second Revocation Period
10/21/2011	6,689	6,690	66.69	100% as of end of Second Revocation Period
10/24/2012	3,919	11,757	69.46	100% as of end of Second Revocation Period
10/23/2013	-	16,021	81.76	100% as of end of Second Revocation Period

Restricted Stock Awards

Grant Date	Number of Shares of Restricted Stock that Have Not Vested	Vesting Schedule
10/13/2009	798	100% on October 13, 2014
10/19/2010	1,293	50% on October 19, 2014 and October 19, 2015
10/21/2011	2,114	50% on October 21, 2014 and 25% on October 21, 2015 and October 21, 2016
10/24/2012	3,743	50% on October 24, 2015 and 25% on October 24, 2016 and February 28, 2017
10/23/2013	3,180	50% on October 23, 2016 and 50% on February 28, 2017

-12-